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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MGE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
OF MGE ENERGY, INC.

Date:    Tuesday, May 22, 2007

Time:	11:00 a.m., local time

Place:	Marriott Madison West 1313 John Q. Hammons Drive Middleton, Wisconsin

Purpose:

•	To elect three Class III directors to terms of office expiring at the 2010 Annual Meeting of Shareholders;

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2007; and

•	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 16, 2007, are entitled to vote at the meeting. Your vote is important to us. Even if you plan to attend the meeting in person, please cast your vote by signing, dating and returning your proxy card; calling the toll-free number; or logging on the Internet.

The matters to be acted upon at the meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

TERRY A. HANSON
Vice President, Chief Financial
Officer and Secretary

April 16, 2007

QUESTIONS AND ANSWERS

Q:  Why am I receiving this proxy statement?

A:	We are sending this document to you because our Board of Directors is seeking your proxy to vote your shares at our annual meeting. The notice of annual meeting, proxy statement and accompanying proxy card are first being mailed on or about April 16, 2007, to shareholders of record at the close of business on March 16, 2007.

Q:  When and where will the annual meeting take place?

A:	The meeting will be held on Tuesday, May 22, 2007, at 11:00 a.m., local time, at the Marriott Madison West, 1313 John Q. Hammons Drive, Middleton, Wisconsin.

Q:  What is the purpose of the meeting?

A:  The purpose of the meeting is:

•	To elect three Class III directors to terms of office expiring at the 2010 annual meeting of shareholders;

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2007; and

•	To transact such other business as may properly come before the meeting.

Q:  Do I need a ticket to attend the meeting?

A:	No; however, if you plan to attend the meeting, please fill out the enclosed reservation form and return it with your proxy card so we may have an indication of the number of shareholders planning to attend the meeting. If your shares are held through a broker or its nominee and you would like to attend the meeting, please contact Shareholder Services at (800) 356-6423 to make a reservation.

Q:  Why did I receive more than one copy of this proxy statement?

A:	If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one copy of this document. To assist us in saving money and to provide you with better shareholder service, we encourage you to have any duplicate accounts registered in the same name and address. You may do this by contacting our Shareholder Services Department toll free at (800) 356-6423 if you are calling from within the continental United States or at (608) 252-4744 if you are calling from the Madison area.

Q:  What is MGE Energy, Inc.?

A:	We (MGEE) are an investor-owned public utility holding company formed in August of 2002. Our headquarters are in Madison, Wisconsin, and we are the parent company of Madison Gas and Electric Company (MGE), our principal subsidiary. Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703.

VOTING

Number of Votes Per Share

Each share of common stock issued and outstanding as of the record date for the meeting is entitled to one vote at the meeting, except as described below for shareholders who own more than a specified percentage of the common stock.

The record date for the meeting is March 16, 2007. Holders of record as of such date can vote in person at the meeting or by proxy. By giving us your proxy, you are authorizing the individuals named on the proxy card (the proxies) to vote your shares in the manner you indicate. On March 16, 2007, there were 21,135,142 shares of our common stock issued and outstanding.

Our Articles of Incorporation contain a provision limiting the voting power of any shareholder who acquires more than 10 percent of our outstanding voting stock. In addition, under the Wisconsin Business Corporation Law, the voting power of shares held by any person in excess of 20 percent of the voting power in the election of directors is limited to 10 percent of the full voting power of the excess shares. To our knowledge, neither of these limitations currently applies to any shareholder.

How Street Name Holders May Vote

If you own shares through a broker, the registered holder of those shares is your broker or its nominee. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified by your broker. Your broker will tabulate the votes it has received from its customers and submit a proxy card to us reflecting those votes. If you plan to attend the annual meeting and vote your shares in person, you should contact your broker to obtain a broker’s proxy card and our Shareholder Services Department at (800) 356-6423 to make a reservation for the meeting.

How Registered Holders May Vote

If you personally hold a certificate for your shares or have shares held by us in the Direct Stock Purchase and Dividend Reinvestment Plan, then you are the registered holder. Shares you have accumulated in the Direct Stock Purchase and Dividend Reinvestment Plan are held by the administrator under the nominee name of Madge & Co. Those shares, including your certificate shares, will be voted in accordance with the direction given by you on your proxy.

As a convenience to you, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. Refer to your proxy card for more information and instructions. If you prefer, you may cast your vote by returning your signed and dated proxy card. Instructions regarding all three methods of voting are included on the proxy card. The signature on the proxy card should correspond exactly with the name of the shareholder as it appears on the proxy card. Where stock is registered in the name of two or more persons, each of them should sign the proxy card. If you sign a proxy card as an attorney, officer, personal representative, administrator, trustee, guardian or in a similar capacity, please indicate your full title in that capacity.

In voting for the election of directors in Proposal 1, you may vote for the election of all of the nominees or you may withhold your votes as to all or specific nominees. In voting on the ratification of the selection of our independent registered public accounting firm in Proposal 2, you can specify whether you approve, disapprove or abstain. If you sign and return the proxy card without specifying any instructions and without indicating expressly that you are not voting some or all of your shares on a particular proposal, your shares will be voted for the proposal.

Holders Needed to Establish a Quorum

A quorum is necessary to hold a valid meeting of shareholders. If holders of a majority of the outstanding shares of common stock are present in person or by proxy for a particular proposal, a quorum will exist for that proposal. In order to assure the presence of a quorum, please vote via the Internet, telephone or sign and return your proxy card promptly in the enclosed postage-paid envelope even if you plan to attend the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on one or more matters on the proxy card, but not on others because the broker does not have the authority to do so.

The Vote Necessary for Action to be Taken

The three persons receiving the greatest number of votes will be elected to serve as Class III directors. More than one-half of the shares present in person or by proxy and entitled to vote at the annual meeting must vote for the ratification of the selection of auditors in order for that proposal to be approved. Accordingly, withholding authority to vote for a director, abstentions and broker non-votes will not affect the outcome of the election of directors or the approval of any proposal.

Revocation of Proxies

If you are a registered holder of our common stock, you may revoke your proxy by giving a written notice of revocation to our Corporate Secretary at any time before your proxy is voted, by executing a later-dated proxy card that is voted at the meeting, or by attending the meeting and voting your shares in person. If your shares are held by a broker, you must contact your broker to revoke your proxy. Attendance at the meeting will not automatically revoke your proxy.

Electronic Access to Proxy Materials and Annual Report

Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered holder of our common stock, you may access future proxy statements and annual reports via the Internet by going to www.mgeenergy.com, selecting “My Shareholder Account” and registering for electronic notification. If your shares are held by a broker, you must contact your broker to receive these materials via the Internet.

PROPOSAL 1 — ELECTION OF DIRECTORS

As described below, the Board of Directors consists of eight directors divided into three classes, with one class having two directors and two classes having three directors. One class is elected each year for a term of three years. Accordingly, it is proposed that the three nominees listed below be elected to serve as Class III directors for three-year terms, to expire at the 2010 annual meeting and upon the election and qualification of their successors.

All of our directors serve concurrently as directors of MGE. As discussed below under “Board of Directors Information,” our Board of Directors has determined that all of our directors, other than Mr. Wolter, are independent as defined in the applicable NASDAQ Stock Market, Inc., listing standards.

Mr. Blaney, Mr. Hastings and Mr. Mohs are currently Class III directors whose terms expire at the 2007 annual meeting of shareholders and who have been nominated by the Board for reelection.

Each of the nominees has indicated a willingness to serve if elected, and the Board has no reason to believe that any nominee will be unavailable. If any nominee should become unable to serve, it is presently intended that your proxy will be voted for a substitute nominee designated by the Board. Under the Company’s retirement guidelines for directors, directors who have served as the chief executive officer or who have been retained as a salaried consultant shall resign from the Board no later than the date and time of the annual meeting of shareholders following their 70th birthday.

The following table sets forth information about the nominees and the current directors who will continue in office after the meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES.

MGEE**
Director
Names (Ages)* and Business Experience	Since

Nominees Class III — Term Expiring in 2010
Richard E. Blaney (70), Madison, Wisconsin	1974
Former President of Richard Blaney Seeds Inc. and Blaney Farms, Inc., with which he was associated for more than 30 years. Blaney Seeds, Inc.’s principal business is retail sales of hybrid seed corn and other agricultural products. Former President of Blaney Agri-Research Foundation and former director of the Wisconsin Agri-Business Council.

Frederic E. Mohs (69), Madison, Wisconsin	1975
Partner in the law firm of Mohs, MacDonald, Widder & Paradise, of which he has been a member since 1968; also Regent Emeritus of the University of Wisconsin (UW) System, retired director of the UW Hospital and Clinics and retired member of the Board of Trustees of the University of Wisconsin Research Park.

F. Curtis Hastings (61), Madison, Wisconsin	1999
Chairman of J. H. Findorff & Sons, Inc., commercial and industrial general contractors and design builders, with which he has been associated for more than 34 years; also director of National Guardian Life Insurance Co.

Members of the Board of Directors Continuing in Office

Class I — Term Expiring in 2008
Regina M. Millner (62), Madison, Wisconsin	1996
Attorney, analyst and broker in commercial real estate for more than 28 years; President, RMM Enterprises, Inc., which specializes in complex real estate projects providing legal, consulting and brokerage services for private clients and governmental agencies; director of Meriter Hospital and Meriter Health Services and director of Physicians Plus Insurance Company.

Donna K. Sollenberger (57), Verona, Wisconsin	2000
President and Chief Executive Officer of UW Hospital and Clinics since December 1999; director of Inacom, a privately held company; and director of Wisconsin Hospital Association.

Class II — Term Expiring in 2009
H. Lee Swanson (68), Cross Plains, Wisconsin	1988
Chairman of the Board and President, SBCP Bancorp, Inc., and Chairman of the Board of the State Bank of Cross Plains, with which he has been associated for more than 41 years.
John R. Nevin (63), Madison, Wisconsin	1998
Executive Director, Center for Brand and Product Management, Executive Director, Grainger Center for Supply Chain Management, and Grainger Wisconsin Distinguished Professor, School of Business, University of Wisconsin-Madison, where he has been a faculty member for 36 years.

Gary J. Wolter (52), Madison, Wisconsin	2000
Chairman, President and CEO of MGE Energy, Inc., and Madison Gas and Electric Co., of which he has been an Officer since 1989 and an employee since 1984.

*	Ages as of December 31, 2006.

**	Date when first became a director of MGE. Each became a director of MGE Energy, Inc., when it became the holding company of MGE in August 2002.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal to be considered at the annual meeting is the ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. If the shareholders do not ratify the selection or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, we will appoint other independent accountants.

We selected PricewaterhouseCoopers LLP to audit our consolidated financial statements for 2006. PricewaterhouseCoopers LLP is expected to have a representative present at the 2007 annual meeting who may make a statement and will be available to respond to appropriate questions.

Our Audit Committee approves each engagement of the independent registered public accounting firm to render any audit or non-audit services before the firm is engaged to render those services. The Chairman of the Audit Committee or other designated Audit Committee member may represent the entire Audit Committee for purposes of this approval. Any services approved by the Chairman or other designated Audit Committee members are reported to the full Audit Committee at the next scheduled Audit Committee meeting.

Independent Registered Public Accounting Firm Fees Disclosure	2006 Fees	2005 Fees

Audit Fees
Audit of financial statements and internal controls	$749,000	$865,400	(1)
Review of SEC filings and comfort letters	$75,500	$0

Total Audit Fees	$824,500	$865,400

Audit Related Fees	$0	$0

Total Audit Related Fees	$0	$0

Tax Fees
Tax research for Iowa wind generation project	$5,700	$0
Review of federal and state income tax returns	$24,400	$18,000
Tax compliance research	$52,900	$0

Total Tax Fees	$83,000	$18,000

All Other Fees
Fee to access online accounting standards library	$1,500	$1,500
Financial analysis for generation projects	$28,300	$34,600

Total All Other Fees	$29,800	$36,100

(1)	Fees for 2005 include $116,400 for work performed, billed and paid in 2005 for the internal control review related to our financial statements for the year ended December 31, 2004.

No de minimis exceptions to this approval process are allowed under the Audit Committee Charter; and thus, none of the services described in the preceding table were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this document. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

Please complete and sign the accompanying form of proxy whether or not you expect to be present at the meeting and promptly return it in the enclosed postage-paid envelope.

BENEFICIAL OWNERSHIP

Beneficial Ownership of Common Stock

The following table lists the beneficial ownership of our common stock as of December 31, 2006 (except as otherwise noted), of each director and nominee, the individuals named in the summary compensation table and the directors and executive officers as a group. In each case, the indicated owner has sole voting power and sole investment power with respect to the shares shown except as noted. To our knowledge, there is no beneficial owner of more than 5 percent of the outstanding shares of our common stock.

			Percent of
	Number of Shares		Outstanding
Name	Beneficially Owned		Common Stock

Richard E. Blaney	2,111		*
Kristine A. Euclide	1,635	(1)	*
Terry A. Hanson	6,037	(1)(2)	*
F. Curtis Hastings	3,330		*
Regina M. Millner	1,316		*
Frederic E. Mohs	12,485	(3)	*
Scott A. Neitzel	2,982	(1)	*
John R. Nevin	1,600		*
Jeffrey C. Newman	3,335	(2)	*
Donna K. Sollenberger	1,287		*
H. Lee Swanson	7,000		*
Gary J. Wolter	9,443	(1)(2)	*
All directors and executive officers as a group (16 persons)	67,053	(2)	*

*	Less than 1 percent.

(1)	K. Euclide, T. Hanson, S. Neitzel and G. Wolter are directors of Madison Gas and Electric Foundation, Inc., and as such have shared voting and investment power in an additional 12,000 shares of our common stock held by the Foundation. The Foundation was formed by, and receives contributions primarily from, MGE, which contributions are used for charitable purposes.

(2)	Includes common stock held under two employee stock ownership plans for the account of executive officers of MGE with respect to which those persons have sole voting but no investment power: T. Hanson, 636 shares; J. Newman, 74 shares; G. Wolter, 132 shares; and directors and executive officers as a group, 5,682 shares.

(3)	Includes 628 shares of common stock with respect to which Mr. Mohs is trustee of a trust for the benefit of his children.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Those persons are also required to furnish us with copies of all such reports. Based solely on our review of the copies of the reports received by us and written representations from certain reporting persons, we note that all of our directors and executive officers (we do not have any greater than 10 percent shareholders) filed all required reports during or with respect to the year ended December 31, 2006, on a timely basis.

BOARD OF DIRECTORS INFORMATION

Our Board provides oversight with respect to the Company’s long-term strategic plan, business initiatives, major capital projects and budget matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has four standing committees, the principal responsibilities of which are described below.

Director Independence

Our Board makes an annual assessment of the independence of our directors under the independence guidelines adopted by NASDAQ Stock Market, Inc. Those guidelines are generally aimed at determining whether a director has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. The guidelines identify certain relationships that would affect independence, such as a current or past employment relationship with us, the receipt by the director or one of his or her family members of compensation in excess of $60,000 from us for other than Board or Board Committee service and commercial relationships exceeding specified dollar thresholds. These guidelines are also contained in our Corporate Governance Guidelines, which are posted on our Web site at www.mgeenergy.com/corpgov.

Our Board has determined that each of Mses. Millner and Sollenberger and Messrs. Blaney, Hastings, Mohs, Nevin and Swanson are independent under the NASDAQ Stock Market, Inc., definition of independence. In reaching that determination, the Board considered certain relationships or arrangements that are described below. In each case, the amounts involved in the transactions between us and our subsidiaries, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, fell below the amounts identified in our Corporate Governance Principles and NASDAQ Stock Market, Inc., requirements as being thresholds for concerns about their effect on director independence. Because we provide utility services through our subsidiary, MGE, and many of our directors live in the area served by MGE, many of our directors are affiliated with entities that receive utility services from MGE. Similarly, because we and our subsidiaries are active in the community and make substantial charitable contributions and many of our directors live in communities served by MGE and are active in those communities, many of our directors are affiliated with charities that receive contributions from us and our subsidiaries. In addition to those relationships and arrangements, our Board also considered the following:

Mr. Hastings is Chairman of J.H. Findorff & Sons, Inc., a commercial and industrial general contractor, from whom we have purchased and continue to purchase construction services pursuant to competitive solicitations for such services. MGE paid J.H. Findorff & Sons, Inc., for services rendered, less than 1 percent of J.H. Findorff & Sons, Inc.’s, gross annual revenue for 2006.

Ms. Sollenberger is President and Chief Executive Officer of UW Hospital and Clinics, an independent, non-profit public entity which is a large customer of our gas and electric service.

Mr. Swanson is Chairman of the Board of State Bank of Cross Plains, which is a bank at which we have maintained a collection deposit account.

Ms. Millner is a director of Meriter Hospital and Meriter Health Services, which is a large customer of our gas and electric service.

Committees

Our Board has four committees as described below. The following table sets forth the current membership of each committee and the number of meetings held during 2006:

Corporate
	Audit		Compensation		Executive	Governance
Name	Committee		Committee		Committee	Committee

Richard E. Blaney	X		X		X	X
F. Curtis Hastings	X					X
Regina M. Millner	X					X
Frederic E. Mohs	X		X	*	X	X	*
John R. Nevin	X					X
Donna K. Sollenberger	X					X
H. Lee Swanson	X	*	X		X	X
Gary J. Wolter					X

Number of Meetings	7	**	3		0	1

*	Committee Chairperson.

**	Consists of three meetings of the Committee and four meetings involving the Committee Chairperson and one or more other Committee members to review periodic report filings with the SEC.

Corporate Governance Committee

The Corporate Governance Committee is responsible for taking a leadership role in shaping corporate governance of the Company. The Committee reviews and makes recommendations to the Board regarding corporate governance principles applicable to the Company and concerning Board and committee organization, membership, function and effectiveness. Our Board has adopted a Corporate Governance Committee Charter which is posted on our Web site at www.mgeenergy.com/corpgov. More information regarding our corporate governance practices can be found at our Web site. Each of the members of the Committee are independent as defined in applicable NASDAQ Stock Market, Inc., listing standards.

The Corporate Governance Committee also reviews candidates for our Board and makes nominations of appropriate candidates for election to the Board. The candidate review criteria includes characteristics such as integrity, business experience, knowledge and independence of judgment, as well as diversity in business backgrounds in order to bring different experiences and perspectives to the Board. Diversity in personal background, race, gender, age and nationality, for the Board as a whole, may be taken into account in considering candidates. While screening candidates, the Committee will examine potential conflicts of interest including interlocking directorships and substantial business, civic and social relationships with other members of the Board that could impair a prospective Board member’s ability to act independently.

The Corporate Governance Committee also considers qualified director candidates suggested by our shareholders. Shareholders can suggest candidates by writing to MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231, Attention: Corporate Secretary. Submissions should describe the candidate’s background, experience and ownership of our shares and otherwise address the factors considered by the Committee as described in our Corporate Governance Guidelines posted on our Web site at www.mgeenergy.com/corpgov. The Corporate Governance Committee will apply the same standards in considering candidates recommended by shareholders as it applies to other candidates. In 2007, the director nominees are directors standing for re-election.

Audit Committee

Our Board has an Audit Committee that oversees our relationship with our internal auditors and independent registered public accounting firm and discusses with them the scope and results of their audits, accounting practices and the adequacy of our internal controls. The Audit Committee also reviews and approves all “related party transactions,” which are transactions between us and our directors, executive officers or their immediate family members that are required to be disclosed pursuant to applicable SEC rules (there were no such transactions in 2006). Our Board of Directors has determined that Mr. Swanson is an “audit committee financial expert” as defined by applicable SEC rules. Mr. Swanson and the other members of the Audit Committee are independent as defined in applicable NASDAQ Stock Market, Inc., listing standards. The Committee has a written charter which is posted on our Web site at www.mgeenergy.com/corpgov.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.

The Audit Committee consists of our seven outside directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the listing requirements of the NASDAQ Stock Market, Inc., and the Company’s Directors Independence Standards. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the SEC. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is affiliated with us or any of our subsidiaries.

Compensation Committee

Our Board has a Compensation Committee. The function of the Compensation Committee is to review the salaries, fees and other benefits of officers and directors and recommend compensation adjustments to the Board. The Board has adopted a Compensation Committee Charter which is posted on our Web site at www.mgeenergy.com/corpgov.

The Compensation Committee consists of three directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the listing requirements of NASDAQ Stock Market, Inc., and the Company’s Directors Independence Standards.

Executive Committee

The Executive Committee acts in lieu of the full Board and between meetings of the Board. The Executive Committee has the powers of the Board in the management of our business and affairs, except action with respect to dividends to shareholders, election of principal officers or the filling of vacancies on the Board or committees created by the Board.

Nonemployee Director Compensation

Directors who are our employees receive no additional fee for service as a director or a Committee member. In 2006, nonemployee directors received cash payments and reimbursements as shown in the table below.

					Change in
					Pension Value
					and Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)	($)	($)	($)	($)

Richard E. Blaney	36,700	—	—	—	—	—	36,700
F. Curtis Hastings	35,200	—	—	—	—	—	35,200
Regina M. Millner	35,200	—	—	—	—	—	35,200
Frederic E. Mohs	40,950	—	—	—	—	—	40,950
John R. Nevin	35,200	—	—	—	—	—	35,200
Donna K. Sollenberger	35,200	—	—	—	—	—	35,200
H. Lee Swanson	49,750	—	—	—	—	—	49,750

(1)	Consists of the amounts described below under “Cash Compensation.”

Cash Compensation

•	Attendance Fees: Each nonemployee director received a fee of $1,200 for attendance at Board meetings and a fee of $750 for committee meetings. As of August 18, 2006, the nonemployee director’s meeting fees increased to $1,300 for attendance at Board meetings and $800 for each committee meeting.

•	Annual Retainer Fee: Each nonemployee director receives an annual retainer fee of $16,000.

•	Chairmanships: The committee chairperson of the Audit Committee is paid an additional $10,000 annually, and the committee chairperson of the Compensation Committee is paid an additional $5,000 annually.

The Board met 13 times in 2006. Each member of the Board attended more than 75 percent of the total number of meetings of the Board and the committees on which he or she served.

Policy Regarding Annual Meeting Attendance

Our policy is to encourage our directors to attend the annual meeting of shareholders. For the past five years, all of our directors were present at each of the annual meetings.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of our Board. The Audit Committee consists of seven independent directors. Its duties and responsibilities are set forth in the Audit Committee Charter adopted by the Board. A copy of the Audit Committee Charter is available on our Web site at www.mgeenergy.com under “Corporate Governance.” The Audit Committee has issued the following report:

In the course of fulfilling its responsibilities, we have:

•	Reviewed and discussed with management the audited financial statements for the year ended December 31, 2006;

•	Discussed with the representatives of our independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), all matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (as supplemented);

•	Received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	Discussed with PwC their independence from the Company and management; and

•	Considered whether the provision by PwC of non-audit services is compatible with maintaining their independence.

Based on the foregoing, we have recommended to the Board that the audited financial statements referred to above be included in our annual report on Form 10-K and the annual report to shareholders for the fiscal year ended December 31, 2006.

Richard E. Blaney	Frederic E. Mohs	H. Lee Swanson, (Chair)
F. Curtis Hastings	John R. Nevin
Regina M. Millner	Donna K. Sollenberger

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objective and Strategy

The principal goal of our compensation program is to pay employees, including all of our executive officers, at levels which are:

•	Reflective of how well we are achieving our corporate mission;

•	Consistent with our current financial condition, recent earnings, rates and total shareholder return and the projected change in the Consumer Price Index;

•	Reflective of each individual’s performance, experience and overall actual and potential contribution to our Company; and

•	Competitive in the marketplace for similarly situated employees.

Our Compensation Committee strives to administer our compensation programs in a manner that is fair and consistent over time. Through our compensation design (and with the help of our independent compensation advisors), the Committee seeks to:

•	Foster an organizational culture to encourage executives to make decisions that create shareholder value within the framework of our corporate objectives;

•	Use a clear, simple-to-understand reward design to allow the Company to attract and retain competent management talent necessary to continue to improve the Company’s long-term performance;

•	Offer employees competitive pay with an additional opportunity to earn above-market pay when Company and individual performance exceeds expectations; and

•	Support our compensation program with appropriate performance management and communications efforts.

Our compensation program is administered by the Compensation Committee of our Board of Directors, which is comprised solely of nonemployee independent directors. Our Committee, together with management and our independent compensation advisors, has developed a comprehensive compensation and benefits strategy to reward group and individual performance in a manner consistent with our long-term goals.

Our compensation program is designed to focus on performance measures which are critical to our business success. These measures include earnings, our credit rating, system reliability, customer satisfaction and implementation of specific objectives developed jointly by management and our Board of Directors.

Our compensation program is designed to promote a performance-based culture that rewards both overall Company performance and individual accountability. This means that in addition to assessing Company performance as a whole, the Committee considers individual performance and contributions in determining pay levels. Toward this end, specific individual targets or Company performance formulas are not set. Instead, market-based salary ranges are examined for each position, and an executive’s positioning within that range is determined by that individual’s experience and subjectively evaluating performance during the year.

In addition to its review of external competitive factors, the Committee also considers internal equity among colleagues in determining compensation levels. Toward this end, the Committee uses the projected increase in the Consumer Price Index as a guideline for the aggregate increase in pay for both executives and employees. This means that while the Committee looks at competitive pay data for specific positions, market data is not the sole factor considered in setting pay levels.

In 2006, our Committee determined to place a more significant amount of total compensation at risk in the form of variable pay. This means that for select senior executives, an additional long-term incentive plan was created which will pay cash awards based on the performance of the Company’s stock over a multi-year period of time. As illustrated in our Summary Compensation Table on page 16, base salaries for our named executive officers (“NEOs”) represent between 55 and 61 percent of total compensation. Long-term incentive targets under this new program are 20 percent of each executive’s base salary.

Our compensation strategy is to promote a long-term commitment to the Company. This means that while we believe compensation should have a strong performance link, we also believe the Company benefits from creating a team of tenured, seasoned professionals with significant industry experience. To encourage this long-term commitment, we have initiated the long-term incentive portion of our compensation scheme, which offers awards that vary in value directly with increases and decreases in our stock price and dividends paid to shareholders.

Role of the Compensation Committee

The Committee, in consultation with the other independent directors, determines the amounts and elements of compensation for our executive officers and provides overall guidance for our executive compensation policies and programs. Three members of our Board of Directors, Messrs. Blaney, Swanson and Mohs (the Chair), currently sit on the Committee. Each of the participants is an independent director under NASDAQ Stock Market, Inc., listing requirements, the exchange upon which our Company’s stock trades. Other Board members may also participate in our consideration of how we pay our employees. The Committee’s function is more fully described in its charter which has been approved by our full Board of Directors.

In making compensation decisions, the Committee is generally advised by our independent compensation consultant, Pearl Meyer & Partners (PM&P). PM&P was hired directly by the Committee, and the Committee retains full autonomy to direct activities. At the time of its hiring, PM&P had no prior relationship with the CEO or any of our Company’s senior management. PM&P also has no contract with the Company and remains subject to termination at any time for any reason deemed sufficient by the Committee.

Though the Committee has directly retained PM&P to provide advice regarding compensation matters, PM&P may interact directly with our CEO, Assistant Vice President of Human Resources, Company legal counsel and/or the Chief Financial Officer and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, PM&P may seek comment and feedback from specific members of our Company’s management to the extent that PM&P finds it necessary or desirable to do so.

To arrive at informed decisions, the Committee collects and/or considers input from various sources and may invite certain senior executives or non-Committee Board members to attend Committee meetings to discuss executive compensation and individual performance. Subject to the Committee’s direction, invitees provide additional insight, suggestions or recommendations regarding compensation decisions. Deliberations generally occur with input from the compensation advisor, management or other Board members. Only independent Board members may vote on compensation decisions for the CEO, which are always done without the CEO or any other members of management present.

The next section of this CD&A describes each aspect of our compensation and benefits structure:

•	Pay Levels: Determination of the appropriate pay opportunity;

•	Pay Mix: Determination of each element of compensation, its purpose and design, and its relationship to the overall pay program; and

•	Pay for Performance: Determination of the performance measures and goals used in the pay programs.

Compensation/Benefits Structure

Pay Levels

Pay levels for all employees, including our NEOs, are determined based on a number of factors including each individual’s roles and responsibilities, the projected increase in the Consumer Price Index, the individual’s experience and expertise and expected contribution, the pay levels for peer positions within the Company, pay levels for similar job functions in the marketplace and performance of our Company as a whole. The Committee recommends pay levels for all of our executive officers. The independent directors of the Board have final approval for CEO pay. All directors including the CEO have approval authority for pay levels of the other NEOs.

The Committee assesses “competitive market” compensation using a number of sources with the help of survey materials evaluated in conjunction with its outside consultant. Executive salaries are established to reflect competitive salary levels for similar positions in similar-sized gas and electric utilities, similar-sized companies outside of the utility industry and other utilities located in the state of Wisconsin. For these reasons, the group of companies listed below is used for compensation comparison and pay benchmark purposes. Where applicable, peer company information may be supplemented with general and industry-specific survey data that provides position-based compensation levels across broad industry segments.

Companies Used for Compensation Comparison and Benchmark Purposes

ALLETE, Inc.	Otter Tail Corporation
Alliant Energy Corporation	SEMCO Energy, Inc.
Aqua America, Inc.	Wisconsin Energy Corporation
Northwest Natural Gas Company	WPS Resources Corporation

Relative to the competitive market data, our Committee does not set a specific targeted percentile as part of its compensation philosophy. An executive’s positioning against the competitive labor market would reflect that executive’s experience, marketability and performance over a period of time. While we use benchmarking as described above in determining compensation ranges, the Committee avoids making “automatic” adjustments based on an employee’s positioning relative to the market. Thus, the numbers and competitive data facilitate rather than drive the pay decisions.

Depending on whether Company and individual performance meets expectations, realized total compensation during any given year may be above or below the benchmark compensation levels. The amount and structure of compensation can also vary by executive due to negotiations and competitive pressures to attract and hire experienced utility managerial talent in the utilities industry. To help attract and retain such talent, the Committee also seeks to provide an appropriate level of employee benefits comparable to those in the utility industry and to publicly traded companies in the state of Wisconsin.

In structuring total compensation, the Committee is also sensitive to the needs of other constituent stakeholders. At the present time, total compensation for our NEOs is below the competitive market median levels.

Pay Mix

Our compensation program consists of each of the following components:

•	Base Salary: Fixed pay over standard time periods in an amount based upon an individual’s experience, expected contribution and demonstrated level of individual performance;

•	Annual Incentive Bonus: Our annual incentive plan is designed to reward achievement of annual business goals. Awards are determined on a judgmental basis, taking into account a number of performance dimensions as described below;

•	Long-Term Incentives: Cash awards tied to increases in shareholder value over periods of time exceeding one year. Long-term awards help align the financial interests of our executives with those of our shareholders, reward achievement of our strategic goals and initiatives, and provide critical stability among management through retention features. We adopted a plan to achieve these objectives in December 2006. The first grants made under this plan became effective January 1, 2007; and

•	Benefits: Additional programs offered to provide tax-advantaged income deferral and investments, appropriate health care coverage and other benefits which assists our Company to attract and retain the best employees.

Base Salaries

In setting base salaries, the Committee works with its outside compensation consultant to develop compensation ranges. The Committee positions each employee’s pay based on each individual’s experience level or employment skills. Final salaries generally all lie within the ranges. Annual adjustments to employees’ base-pay levels are determined based upon numerous factors including an individual’s specific job responsibilities, how that individual participates in our strategic initiatives, any competitive labor market pressures, the Company’s performance over the prior 12 months and the individual’s performance for the prior 12 months. No specific weighting of these factors is used but are weighed as deemed appropriate by the Committee.

Annual Incentive Program

The annual incentive plan is designed to reward achievement of business objectives and to reflect the overall quality of our performance. Participation in the incentive plan includes all of our senior executives. Consistent with our Company’s pay level strategy, these target annual incentive levels are set to generate target annual cash compensation (i.e., the sum of base salary plus target annual incentive amount) at or below competitive market median levels. In 2006, our incentive plan payout was based on performance exceeding expectations. Earnings per share finished at $2.06 compared to $1.77 in 2004 and $1.57 in 2005. In addition, the Company produced more than $4,000,000 in savings to customers through the Company’s gas incentive mechanism. We also had high customer satisfaction ratings compared to other Wisconsin utilities. We remain the highest-rated combination gas and electric utility in the country by Standard & Poors and Moody’s. During 2006, we developed, announced and began implementation of our Energy 2015 Plan, a comprehensive energy program for the future. This included negotiating a contract for a 30-megawatt wind farm. We also began working with the community on our Power Tomorrow program.

Based on the Committee’s assessment of 2006 performance, bonuses of $535,000 were awarded to the NEOs as compared to $398,000 for 2004 and $197,000 for 2005. Awards were made based on an evaluation of the quality of NEO and Company performance in those years.

Long-Term Incentive Program

In 2004, the Committee commissioned its compensation consultant, PM&P, to perform a market study for our top 11 executives. This study concluded that while base salaries were at or near market median and total cash was within 10 percent of median, the lack of long-term incentive awards was resulting in a serious shortfall for our executives versus the market, with 7 of 11 executives approximately 25 percent or more below market median for total direct compensation. These findings were consistent with those of a study previously performed by another consultant. The Committee spent approximately two years assessing the issue and reviewing alternative approaches to motivation and retention.

In 2006, PM&P recommended and the Board approved a new long-term incentive plan. Under this Plan, selected executives of MGE will be eligible to receive performance units, representing the right to receive cash settlement upon vesting. Most awards will carry a five-year vesting term (vesting 60 percent at the end of the third year and an additional 20 percent at the end of each of the fourth and fifth years), while the one-time initial start-up award will vest over four years (vesting 50 percent at the end of the third year and 100 percent at the end of the fourth year). Awards vary in value based on changes in the Company’s stock price and also are eligible to participate in dividend payments on the same terms and conditions as are shareholders.

Awards are governed by the terms of the 2006 Performance Unit Plan and by the award documents.

The Committee believes the use of the Performance Units will help balance the Company’s reliance on short-term cash awards by tying rewards to performance achieved over multi-year periods.

Our Committee believes that combining these two types of awards (i.e., annual bonus plan and Performance Units) provides appropriate incentives to perform while creating additional and necessary retention for our key executives. Also, using multi-year awards settled in cash helps protect our shareholders against equity-based dilution that would otherwise occur from typical stock- based long-term awards. Performance Units are targeted at 20 percent of an executive’s base salary, and awards during any given year (except the initial year) may not exceed 30 percent of an executive’s base salary.

The Committee believes the Performance Unit Plan is responsive to a need to retain our key executives, is mindful of total cost, keeps compensation for recipients competitive with market and promotes internal equity among colleagues who regularly work together.

Target long-term incentive award levels are set to help reduce the gap between market total remuneration and total annual cash compensation.

The annual grants are reviewed and approved by the independent directors. The grant date for these annual grants is deemed to be the meeting date at which the grants are approved or a designated date subsequent to the meeting. Administration of all long-term awards is managed by our internal Human Resources and Finance Departments, and specific instructions related to timing of grants are given directly from the Committee.

Other Benefits

As Company employees, our NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time salaried employees. These include the Company’s health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). Executives also participate in the Company’s pension and 401(k) retirement plans.

The Company also offers certain executives, including the NEOs, supplemental retirement benefits under individual Income Continuation Agreements (Agreements). Retirement benefits under the Agreements supplement benefits from the qualified pension plan that would have been payable under the pension plan in the absence of legislation limiting earnings that may be considered in calculating benefits and the amount actually payable under the pension plan. The benefit formula is outlined in the Pension Table.

Post-Termination Compensation

The Company recognizes that, as with any public company, it is possible that a change of control of the Company may take place in the future. The Company also recognizes the threat or occurrence of a change in control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The Company also believes that it is essential and in the best interests of its shareholders to retain the services of its key management personnel in the event of a threat or occurrence of a change in control and to ensure their continued dedication and efforts in such event. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, the Company has entered into severance agreements with all of the named executive officers.

The severance agreements guarantee the named executive officers specific payments and benefits upon termination of employment as a result of change of control of the Company or if the employee voluntarily terminates employment within a specified period following a change in control. Additional details of the terms of the change in control agreements are provided in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

Compensation Committee Report

The Compensation Committee of the Board of Directors of MGE Energy oversees MGE’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and this Proxy Statement.

Richard E. Blaney
Frederic E. Mohs (Chair)
H. Lee Swanson

2006 Summary Compensation Table

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(a)	Year(b)	($)(c)	($)(d)	($)(e)	$(f)	($)(g)	($)(1)(h)	($)(2)(i)	($)(j)

Gary J. Wolter	2006	423,476	190,000	—	—	—	138,672	23,279	775,427
Chairman, President and Chief Executive Officer
Terry A. Hanson	2006	195,924	85,000	—	—	—	67,288	6,109	354,321
Vice President, Chief Financial Officer and Secretary
Kristine A. Euclide	2006	204,248	90,000	—	—	—	35,074	13,445	342,767
Vice President and General Counsel
Scott A. Neitzel	2006	202,316	90,000	—	—	—	40,746	12,129	345,191
Vice President- Energy Supply
Jeffrey C. Newman	2006	191,024	80,000	—	—	—	29,466	12,963	313,453
Vice President and Treasurer

(1)	The amounts shown in this column include the aggregate of the increase in actuarial present values of each of the executive officer’s accumulated benefits under our Pension Plan and Income Continuation Agreements and the above-market earnings on nonqualified deferred compensation. The change in the actuarial present value of accumulated pension benefits in 2006 are $132,885 for Mr. Wolter, $66,231 for Mr. Hanson, $33,591 for Ms. Euclide, $40,440 for Mr. Neitzel and $29,320 for Mr. Newman. Above-market earnings on deferred compensation in 2006 are $5,787 for Mr. Wolter, $1,057 for Mr. Hanson, $1,483 for Ms. Euclide, $306 for Mr. Neitzel and $146 for Mr. Newman.

(2)	Amounts shown for all other compensation for 2006 are company contributions to a 401(k) defined contribution plan, pay for unused vacation and $250 for a holiday bonus. The 401(k) company contributions for 2006 were $6,600 for Mr. Wolter, $5,528 for Mr. Hanson, $5,622 for Ms. Euclide, $5,539 for Mr. Neitzel and $5,812 for Mr. Newman. Pay for unused vacation in 2006 was $16,429 for Mr. Wolter, $331 for Mr. Hanson, $7,573 for Ms. Euclide, $6,340 for Mr. Neitzel and $6,901 for Mr. Newman.

2006 Pension Benefits Table

		Number of	Present Value
		Years	of
		of Credited	Accumulated	Payments
		Service	Benefit	During
Name(a)	Plan Name(b)	(#)(c)	($)(d)	2006(e)

Gary J. Wolter	Madison Gas and Electric	23	454,629	—
	Company Retirement Plan
	Income Continuation Agreement	23	1,080,698	—

Terry A. Hanson	Madison Gas and Electric	25	608,050	—
	Company Retirement Plan
	Income Continuation Agreement	25	260,677	—

Kristine A. Euclide	Madison Gas and Electric	5	86,785	—
	Company Retirement Plan
	Income Continuation Agreement	5	326,224	—

Scott A. Neitzel	Madison Gas and Electric	9	114,085	—
	Company Retirement Plan
	Income Continuation Agreement	9	358,273	—

Jeffrey C. Newman	Madison Gas and Electric	21	242,183	—
	Company Retirement Plan
	Income Continuation Agreement	21	204,127	—

The Madison Gas and Electric Company Retirement Plan (Retirement Plan) is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits are payable at retirement in the form of an annuity. Earnings, for purposes of calculation of benefits under the Retirement Plan, include salary and bonus, but exclude payments under the Performance Unit Plan and pay deferred under nonqualified deferred compensation agreements. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2006, the annual limitation is $220,000.

Benefits under the Retirement Plan are calculated as an annuity based upon the employee’s years of service to a maximum of 30 and the employee’s highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding the employee’s retirement multiplied by 1.4% for each year of service. Prior to 1986, the plan was contributory and the multiplier for pre-1986 Retirement Plan service is 1.7% and the employee’s contributions are credited with earnings based on the greater of 5% or actual trust earnings for the prior year. The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $175,000 payable at age 65 in accordance with IRS requirements. Contributions to the Retirement Plan are made entirely by MGE and paid into a trust fund from which benefits of participants will be paid.

Eligibility for early retirement under the Retirement Plan is age 55 and five years of service. Benefits in the form of an annuity are available on a reduced basis at age 55 and an unreduced basis at age 65, or at age 62 with 15 years of service. Of the officers named in the Summary Compensation Table, only Mr. Hanson is eligible for early retirement under the Retirement Plan.

Each named executive officer has also entered into an income continuation agreement to supplement benefits from the Retirement Plan. The income continuation agreements are unfunded and benefits are paid from the Company’s general assets. Benefits are payable at retirement in the form of a ten-year certain annuity. Earnings, for purposes of the income continuation agreements, include salary and bonus, but exclude payments under the Performance Unit Plan.

Benefits under the income continuation agreements for Messrs. Wolter, Hanson, Neitzel and Newman range from 55% at age 55 to 70% at age 65 of the employee’s highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding the employee’s retirement less the benefit from the Retirement Plan. Benefits under the income continuation agreement for Ms. Euclide range from 24% at age 55 to 40% at age 63 of her highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding her retirement less the benefit from the Retirement Plan. In all agreements, the designated percentage is based on the employee’s age at retirement.

A grantor trust has been established through which the Company pays benefits. In the event of a potential change in control or an actual change in control, we are required to fund the trust with cash or marketable securities in an amount equal to 100% of the present value of the aggregate amounts required to pay beneficiaries under all income continuation and nonqualified deferred compensation agreements plus an amount to cover the expense of maintaining the trust.

Amounts shown in the pension benefits table assume a discount rate of 5.9% per annum. Benefits are calculated at earliest unreduced retirement age of 62 for the Retirement Plan for all executives except Ms. Euclide, and age 65 for the income continuation agreements. For Ms. Euclide, retirement age is 65 for the Retirement Plan and age 63 for the income continuation agreement. All benefits are calculated using RP-2000 Combined mortality tables with a six-year projection. No pre-retirement decrement is assumed. Benefits are payable in the form of a life annuity for the Retirement Plan and a ten-year certain annuity for the income continuation agreements.

2006 Nonqualified Deferred Compensation Table

	Executive		Aggregate
	Contributions	Registrant	Earnings	Aggregate	Aggregate
	in 2006	Contributions	in 2006	Withdrawals/	Balance as of
Name(a)	($)(1)(b)	in 2006(c)	($)(2)(d)	Distributions(e)	12/31/06($)(3)(f)

Gary J. Wolter	—	—	33,962	—	503,757
Deferred Compensation Plan
Terry A. Hanson	12,000	—	6,233	—	99,027
Deferred Compensation Plan
Kristine A. Euclide	24,000	—	8,767	—	143,186
Deferred Compensation Plan
Scott A. Neitzel	24,000	—	1,860	—	40,731
Deferred Compensation Plan
Jeffrey C. Newman	4,200	—	870	—	15,197
Deferred Compensation Plan

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table.

(3)	Employee salary deferrals and above-market earnings for prior years have been previously reported in the Summary Compensation Table.

The 2006 Nonqualified Deferred Compensation table represents amounts deferred under individual deferred compensation agreements. Participants may defer up to 100% of monthly salary under their deferred compensation agreements. Deferred amounts are credited with earnings based on the semi-annual rate of U.S. Treasury Bills having a 26-week maturity increased by one percentage compounded monthly, with a minimum annual rate of 7%, compounded monthly. The basis for the earnings credit is determined by the Company with approval from the Board of Directors and was last changed in 1991. The Company does not make contributions to participants’ accounts under the deferred compensation agreements. Distributions are payable upon the six-month anniversary of the employee’s termination of employment with the Company. The form of distribution is based on employee election and paid in semi-annual or annual installments up to fifteen years, or in a lump sum.

Potential Payments on Employment Termination or Change in Control

MGE has entered into individual severance agreements (Severance Agreements) with each of our NEOs that provide for payments in connection with the officer’s termination in the event of a change in control. In addition, each NEO is also a participant in the Madison Gas and Electric Company General Severance Plan (Severance Plan) which covers our salaried employees.

Under the Severance Plan for terminations other than for a change in control, the NEOs, like other salaried employees, are entitled to a payment equal to two weeks of compensation plus the employee’s weekly compensation multiplied by the number of years of employment, not to exceed 24 years. There are no benefits payable under the Severance Plan if termination results from cause, permanent disability, death, early or normal retirement or voluntary termination. Benefits that are equally available in the event of employment termination to all salaried employees (including NEOs) are not separately valued in this section.

Under the Severance Agreements, Mr. Wolter, Mr. Hanson, Ms. Euclide, Mr. Neitzel and Mr. Newman are entitled to a severance payment following a “change in control” if within 24 months after the change in control, employment is terminated by: (i) MGE, (ii) the employee for “good reason,” or (iii) the employee for any reason during the 30-day period commencing one year after the date of the change in control. The employee must remain with the Company voluntarily until an attempted change in control terminates or until 90 days following a change in control. The employee agrees to keep confidential trade secrets and other non-public information concerning MGE.

“Change in control” is defined to include:

•	The acquisition by any person, subject to certain exceptions, of beneficial ownership of 20 percent or more of our common stock;

•	A change in the majority of our Board of Directors;

•	Certain mergers or similar transactions involving MGE’s assets where, among other conditions, the current shareholders do not constitute at least 60 percent of the shareholders of the resulting or acquiring entity, or

•	A liquidation or dissolution of MGE.

“Good reason” is defined to include a material reduction in the employee’s position, duties or responsibilities; any reduction in compensation or benefits; or failure to provide comparable benefits to peer employees and a required relocation of the employee from Dane County. The employee’s good faith determination of good reason is considered conclusive.

Severance payments to Mr. Wolter, Mr. Hanson, Mr. Neitzel or Mr. Newman will be equal to three times the employee’s annual base salary plus three times the highest bonus paid during any of the five years immediately preceding a change in control. Severance payments to Ms. Euclide will be equal to two times her annual base salary plus two times the highest bonus paid during any of the five years preceding a change in control. If the employee receives severance benefits following a change in control, the employee’s health, life and disability benefits are continued for two or three years (depending upon the individual agreement), and the employee will also be grossed up for any excise taxes the employee may incur. If the employee’s children are eligible for company-sponsored scholarship benefits, such benefits must be continued for as long as the employee’s children would otherwise be eligible. If the employee is at least 50 years old at termination, the employee will be eligible for retiree health benefits — a benefit that is available to all salaried employees under the Severance Plan. In addition to severance, MGE is obligated to pay any legal expenses incurred by the employee for disputes in which the employee prevails. Employees are not obligated to seek other employment or otherwise take action to mitigate the amounts payable by MGE. Over age 67, benefits are subject to reduction (eventually to zero); no benefits are payable beyond age 70 or if the employee dies. There are no benefits payable under the Severance Agreements if termination results for cause.

The table below was prepared to illustrate the incremental benefits payable under the Severance Agreements over the benefits payable under the Severance Plan as though a change in control occurred, and the NEO’s employment was terminated on December 31, 2006. However, no change in control of MGE has actually occurred, and no executive has received any of the severance indicated. If a change in control did occur in the future, the actual payments to the NEOs would depend upon the circumstances in effect at the time, including relative salaries, bonuses and ages.

Executive Benefits
Upon Termination	Gary J. Wolter	Terry A. Hanson	Kristine A. Euclide	Scott A. Neitzel	Jeffrey C. Newman

Severance Payments
Base Salary	$1,284,102	$594,468	$433,056	$643,716	$579,600
Bonus(1)	$570,000	$255,000	$180,000	$270,000	$240,000
Prequisites and Benefits
Educational Scholarship	$0	$0	$6,000	$0	$0
Benefits Continuation	$48,278	$18,495	$32,185	$46,275	$45,897
Tax Gross-Up	$756,062	$344,098	$245,718	$400,012	$347,318

Total	$2,658,442	$1,212,061	$896,959	$1,360,003	$1,212,815

(1)	Prorata bonus would be payable for the year of termination, but because it is considered reasonable compensation for services rendered prior to the change in control valuation date, it has been excluded from this table.

OTHER INFORMATION

Expenses of Solicitation

We will bear the cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail and may be solicited personally by our directors, officers or employees who will not receive special compensation for such services. We have retained Morrow & Co., Inc., to solicit proxies at a fee of $6,000 plus expenses.

Shareholder Proposals for 2008 Annual Meeting

Shareholder proposals intended to be presented at the 2008 annual meeting of shareholders must be received in writing at our principal executive offices (133 South Blair Street, Post Office Box 1231, Madison, Wisconsin 53701-1231, Attention: Secretary) prior to December 5, 2007, in order to be considered for inclusion in our proxy statement and proxy related to that meeting. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the SEC.

Our Bylaws set forth additional requirements and procedures regarding the submission by shareholders of matters for consideration at the 2008 annual meeting of shareholders, including a requirement that those proposals be given to the Secretary not later than the close of business on the 75th day and not earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2008 annual meeting of shareholders must be received by the Secretary at the address set forth above after the close of business on February 11, 2008, and on or prior to the close of business on March 8, 2008.

Contacting our Directors

A shareholder who desires to contact members of our Board of Directors may do so by sending an e-mail to directors@mgeenergy.com or by writing to Board of Directors, MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231. The correspondence should identify the shareholder and his, her or its address and shareholdings. That correspondence is received by our Corporate Secretary’s office. Our Corporate Secretary’s office will forward matters within the Board’s purview to them. Ordinary business matters, such as issues relating to customer service, employment or commercial transactions, will be directed to the appropriate areas within our company for handling. Comments or concerns regarding financial reporting, legal compliance or other ethical issues should be directed to EthicsPoint at www.ethicspoint.com or phone 1-866-384-4277, a third party we have selected for receiving and handling such communications from shareholders as well as our employees. Communications to EthicsPoint may be sent anonymously. EthicsPoint will forward those communications directly to the Chairman of our Audit Committee.

By Order of the Board of Directors,
GARY J. WOLTER
Chairman of the Board,
President and Chief Executive Officer

Dated: April 16, 2007

MGE Energy, Inc.
Post Office Box 1231
Madison, Wisconsin 53701-1231

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WEB SITE ABOVE.

VOTE BY TELEPHONE	Have this voting form in hand, call the Toll-Free Number 1-800-678-8548 and follow the instructions. (You will not be charged for this call.)

Option A: To vote as the Board of Directors recommends on ALL proposals, press 1. Option B: If you choose to vote on each item separately, press 0.

If you vote by phone or Internet – DO NOT mail the proxy card. Thank you for voting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.
Fold and Detach Here.

Indicate your vote by placing an (X) in the appropriate box.
Proposal 1. ELECTION OF DIRECTORS
01 Richard E. Blaney
02 Frederic E. Mohs
03 F. Curtis Hastings

☐ For All	☐ Withhold For all	☐ for all except*

*To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above and mark an (X) in the “For all except” box.

Proposal 2. RATIFICATION OF PRICEWATERHOUSECOOPERS
LLP FOR 2007			Signature(s):	Date:

☐ For	☐ Against	☐ Abstain

In their discretion upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” ALL PROPOSALS.			Please sign exactly as name(s) appears above and date this proxy. If joint account, each should sign. Executors, Administrators, Trustees, etc., indicate the capacity in which you are signing.
         This proxy revokes any previous proxies given.               (continued on reverse side)

2007 Annual Shareholder Meeting Reservation

If you plan to attend the Annual Meeting, please sign and return with your proxy vote. (If you do not plan to attend, do not return this portion of the form.)

☐ I/we will attend the annual meeting.

Shareholder Attending

Shareholder Attending

Guest

PROXY
Proxy for Annual Meeting of Shareholders – May 22, 2007
This Proxy is Solicited on Behalf of the Board of Directors

I/we appoint Richard E. Blaney, Frederic E. Mohs, and Terry A. Hanson, as proxies with power of substitution, to represent and to vote all shares of stock I/we would be entitled to vote at the Annual Meeting to be held at the Marriott-Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin, on Tuesday, May 22, 2007 at 11 a.m., local time, and at all adjournments thereof.
Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
Please sign exactly as name(s) appears on this proxy card and date this proxy. If joint account, each joint owner should sign. Executors, Administrators, Trustee, etc., indicate the capacity in which you are signing.